Exhibit 99.1

Qualys Names Chief Accounting Officer

FOSTER CITY, Calif. February 23, 2022 - Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions, today announced that Arjet Skenduli has joined the company as chief accounting officer.

Skenduli brings significant financial experience to the company. Prior to joining Qualys, he served as vice president of finance, corporate controller at Talend S.A., an enterprise data integration company. From 2015 to 2019, Skenduli worked at Omnicell, Inc., a healthcare technology company, where he last served as senior director, assistant corporate controller. Skenduli started his career in public accounting where he spent 10 years in the audit practice, most recently as a senior manager with PricewaterhouseCoopers LLP. Skenduli holds a bachelor of business administration degree in financial management and accounting, as well as a master of accountancy degree, both from Abilene Christian University.

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of disruptive cloud-based Security, Compliance and IT solutions with more than 10,000 subscription customers worldwide, including a majority of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and automate their security and compliance solutions onto a single platform for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform leverages a single agent to continuously deliver critical security intelligence while enabling enterprises to automate the full spectrum of vulnerability detection, compliance, and protection for IT systems, workloads and web applications across on premises, endpoints, servers, public and private clouds, containers, and mobile devices. Founded in 1999 as one of the first SaaS security companies, Qualys has strategic partnerships and seamlessly integrates its vulnerability management capabilities into security offerings from cloud service providers, including Amazon Web Services, the Google Cloud Platform and Microsoft Azure, along with a number of leading managed service providers and global consulting organizations. For more information, please visit www.qualys.com.

Qualys, Qualys VMDR® and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Media Contact:

Jackie Dutton

Qualys

media@qualys.com